For further information, contact:
                                             Donald F. Holt,
                                             Executive Vice President &
                                             Chief Financial Officer
                                             (717) 231-5704

                KEYSTONE FINANCIAL REPORTS SECOND QUARTER RESULTS

HARRISBURG, PA, July 19, 1999 - In the first full quarter of operations since initiating its restructuring efforts, Keystone Financial, Inc. (NASDAQ:KSTN) reported operating results for the second quarter and six months ended June 30, 1999.

Second quarter net income was $24.2 million, compared with $25.3 million, for the same quarter last year. Excluding the one cent per share impact of special charges associated with the restructuring, diluted earnings per share for the quarter reached 50 cents versus 48 cents in 1998. Second quarter results exclusive of the special charges produced a return on assets of 1.48% and a return on equity of 17.49% and were favorably influenced by both the organizational changes initiated in the first quarter and by capital management efforts.

Results in the first quarter of 1999 had been more severely affected by special charges that reduced earnings per share in that period by $0.25. Exclusive of the effect of these charges, second quarter earnings per share grew 19% from the first quarter.

Net income for the six months ended June 30, 1999 was $32.5 million, or 66 cents per diluted share. Excluding the special charges, diluted earnings per share were 92 cents in the first half of 1999, compared with 94 cents in the comparable 1998 period. For the first six months of 1999, these earnings resulted in a return on assets and return on equity of 1.37 percent and 15.49 percent, respectively. Assets at the close of the second quarter were $6.7 billion, compared with $6.9 billion at the end of the second quarter of 1998. Loans were $4.4 billion, while deposits were $5.0 billion at June 30, 1999.

Carl L. Campbell, chairman and chief executive officer, commented, "We are pleased with the progress we made this quarter as we put the disruption associated with our restructuring behind us. We are beginning to realize the benefits of the reorganization, as demonstrated by reduced overhead expense levels and an improved efficiency ratio. Growth in noninterest revenue remains strong and has been accompanied by reductions in the level of problem credits."

Keystone Financial, Inc. is the holding company for Keystone Financial Bank, NA, which has 175 branches throughout Pennsylvania, Maryland, and West Virginia and a Mobile Bank which operates throughout the tri-state area. Keystone also op-erates Martindale Andres & Co., an investment management services provider; Keystone Financial Mortgage Co,; MMC&P, a retirement benefit services firm; Keystone Brokerage,Inc., offering full service investment planning and discount brokerage; and a 24-hours a day, seven days a week Telephone Banking Center.

For more information, visit the company's web site on the Internet at HYPERLINK http://www.keyfin.com.


                                     -more-

KEYSTONE FINANCIAL, INC.
Financial Highlights (Unaudited)

                           For the Three Months Ended  For the Six Months Ended
                           -------------------------- ------------ ------------
                           6/30/99(a)      6/30/98     6/30/99(a)     6/30/98
                           ------------  -----------  ------------ ------------

Net income                  $24,627,000  $25,281,000  $45,738,000   $49,417,000

Basic Earnings per share           $.50         $.49         $.93          $.96

Diluted Earnings per share         $.50         $.48         $.92          $.94

Average shares outstanding   48,559,000   51,429,000   49,074,000    51,627,000

(a) 1999 amounts exclude special charges associated with the restructuring which reduced diluted EPS by $0.25 in the first quarter and $0.01 in the second quarter.

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